Exhibit (a)(1)(C)
Offer to Purchase

All Outstanding Shares of Common Stock

of

NGM BIOPHARMACEUTICALS, INC.

at

An Offer Price of $1.55 per Share in Cash

by

ATLAS NEON MERGER SUB, INC.,

a wholly owned subsidiary of

ATLAS NEON PARENT, INC., an affiliate of

THE COLUMN GROUP, LP,
THE COLUMN GROUP GP, LP,
THE COLUMN GROUP II, LP,
THE COLUMN GROUP II GP, LP,
THE COLUMN GROUP MANAGEMENT, LP,
PONOI CAPITAL, LP,
PONOI MANAGEMENT, LLC,
PONOI CAPITAL II, LP,
PONOI II MANAGEMENT, LLC,
THE COLUMN GROUP III, LP,
THE COLUMN GROUP III-A, LP,
THE COLUMN GROUP III GP, LP,
THE COLUMN GROUP IV, LP,
THE COLUMN GROUP IV-A, LP,
THE COLUMN GROUP IV GP, LP,
TCG IV GP, LLC,
THE COLUMN GROUP OPPORTUNITY III, LP,
THE COLUMN GROUP OPPORTUNITY III GP, LP,
TCG OPPORTUNITY III GP, LLC,
PETER SVENNILSON,
DAVID V. GOEDDEL and
TIMOTHY KUTZKEY
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON APRIL 4, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER
TERMINATED.

March 8, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Atlas Neon Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Atlas Neon Parent, Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of NGM Biopharmaceuticals, Inc., a Delaware corporation (“NGM”), other than the Rollover Shares (as defined below), for $1.55 per Share in cash upon the terms and subject to the conditions described in the Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
After careful consideration and upon the unanimous recommendation of a Special Committee of the members of the NGM board of directors (the “NGM Board”), the members of the NGM Board (other than Messrs. Goeddel and Perlmutter, who recused themselves because of their relationship to the TCG Stockholders, and Mr. Rieflin, who recused himself because he is a Rollover Stockholder) have unanimously adopted resolutions: (i) determining that the terms of the Offer, the Merger (as defined in the Offer to Purchase) and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to and in the best interests of NGM and its stockholders, other than the TCG Stockholders (as defined below), Parent, Purchaser, the Rollover Stockholders (as defined below), the members of the NGM Board and the officers of NGM subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Unaffiliated Stockholders”), and (ii) authorizing and approving the execution, delivery and performance by NGM of the Agreement and Plan of Merger, dated as of February 25, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), among NGM, Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement, the consummation by NGM of the Transactions, (iii) declaring the Merger Agreement and the Transactions advisable and (iv) recommending that the Unaffiliated Stockholders accept the Offer and tender their Shares pursuant to the Offer, which resolutions shall not be subsequently qualified, modified or withdrawn in any way, except in connection with a Superior Company Proposal (as such term is used in the Merger Agreement).
Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a rollover agreement, dated as of the date of the Merger Agreement (the “TCG Rollover Agreement”), with The Column Group, LP, The Column Group GP, LP, The Column Group Management, LP, The Column Group II, LP, The Column Group III, LP, The Column Group III-A, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group Opportunity III, LP, Ponoi Capital, LP and Ponoi Capital II, LP (the “TCG Rollover Stockholders” and, together with The Column Group II GP, LP, The Column Group III GP, LP, The Column Group IV GP, LP, TCG IV GP, LLC, The Column Opportunity III GP, LP, TCG Opportunity III GP, LLC, Ponoi Management, LLC, Ponoi II Management, LLC, David V. Goeddel, Timothy Kutzkey and Peter Svennilson, the “TCG Stockholders”) who in the aggregate hold approximately 26% of NGM’s outstanding Shares. Parent and Purchaser are affiliates of the TCG Stockholders, and each TCG Stockholder is considered a co-offeror in the Offer. As co-offerors, each TCG Stockholder accepts joint responsibility for the accuracy of the disclosures made in the Offer to Purchase. In addition, Parent and Purchaser are party to a rollover agreement, dated as of the date of the Merger Agreement (as supplemented by the joinder thereto, the “Stockholder Rollover Agreement and, together with the TCG Rollover Agreement, the “Rollover Agreements”), with certain of NGM’s other stockholders (collectively, the “Rollover Stockholders”), who in the aggregate hold approximately 22% of NGM’s outstanding Shares. Mr. Rieflin, the Chairman of NGM’s board of directors and Dr. Goeddel, a member of NGM’s board of directors, entered into the Stockholder Rollover Agreement on the date of the Merger Agreement, and Dr. Woodhouse, NGM’s Chief Executive Officer and a member of NGM’s board of directors, entered into a joinder to the Stockholder Rollover Agreement on March 6, 2024, following the date of the Merger Agreement. Pursuant to the applicable Rollover Agreement, each of the TCG Rollover Stockholders and the Rollover Stockholders have agreed, among other things, that they will not transfer or tender their Shares subject to the applicable Rollover Agreement (the “Rollover Shares”) in the Offer and that instead (i) such Rollover Shares will be contributed to Parent immediately prior to the closing of the Merger, and (ii) in consideration for such contribution, Parent will issue common shares of Parent to each TCG Rollover Stockholder and Rollover Stockholder, as applicable, in accordance with the terms of the applicable Rollover Agreement. Each Rollover Agreement provides that it will terminate in the event the Merger Agreement is terminated in accordance with its terms.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to NGM’s willingness to enter into the Merger Agreement, certain of the TCG Stockholders, including, The Column Group, LP, The Column Group GP, LP, The Column Group Management, LP, The Column Group II, LP, The Column Group III, LP, The Column Group III-A, LP, The Column Group IV, LP, The Column Group IV-A, LP, The Column Group Opportunity III, LP, Ponoi Capital, LP and Ponoi Capital II, LP (each, a “Guarantor” and collectively, the “Guarantors”), have duly executed and delivered to NGM a limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of NGM in respect of certain obligations of Parent and Purchaser arising under, or in connection with, the Merger Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $10 million, subject to certain other terms and conditions.
Certain conditions to the Offer are described in Section 9 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	The Offer to Purchase;
2.
The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup U.S. federal income tax withholding;

3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.	NGM’s (i) Solicitation/Recommendation Statement on Schedule 14D-9 and (ii) Transaction Statement on Schedule 13e-3 pursuant to Section 14(f) and Section 13(e) of the Securities Exchange Act.
Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern time, on April 4, 2024, unless the Offer is extended or earlier terminated.
For Shares to be properly tendered pursuant to the Offer, confirmation of receipt of such Shares under the procedure for book-entry transfer through The Depository Trust Company (“DTC”), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined in Tender Offer—Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent, all in accordance with the Offer to Purchase and the Letter of Transmittal.
Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Paying Agent and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Surviving Corporation (as defined in the Offer to Purchase) will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 5 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,

Innisfree M&A Incorporated
Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Information Agent or the Depositary and Paying Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.